Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
DOUBLE EAGLE PETROLEUM CO.
DBLE ACQUISITION CORPORATION,
AND
PETROSEARCH ENERGY CORPORATION
DATED AS OF MARCH 30, 2009

Page

ARTICLE 1. REFERENCES AND DEFINITIONS	2

1.1 References and Titles	2
1.2 Definitions	2

ARTICLE 2. THE MERGER	13

2.1 The Merger	13
2.2 Effective Time	14
2.3 Effect of the Merger on Constituent Corporations	14
2.4 Articles of Incorporation and Bylaws of Surviving Corporation	14
2.5 Directors and Officers of Surviving Corporation	14
2.6 Maximum Number of Shares of Parent Common Stock to be Issued; Contingent Cash Consideration; Fractional Shares; Effect on Outstanding Securities of the Company, Merger Sub	15
2.7 Dissenting Shares	17
2.8 Exchange Procedures	17
2.9 No Further Ownership Rights in Company Capital Stock	18
2.10 Lost, Stolen or Destroyed Certificates	18
2.11 Taking of Necessary Action; Further Action	18

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	19

3.1 Organization, Standing and Power	19
3.2 Capital Structure	19
3.3 Subsidiaries	21
3.4 Authority	21
3.5 SEC Documents; Financial Statements; Books and Records	22
3.6 Payables; Receivables	23
3.7 Compliance with Laws	23
3.8 No Defaults	24
3.9 Litigation	24
3.10 Conduct in the Ordinary Course	25
3.11 Absence of Undisclosed Liabilities	26
3.12 Complete Disclosure	26
3.13 Certain Agreements	26
3.14 Employee Benefit Plans	27
3.15 Employee Matters	28
3.16 Major Contracts	28
3.17 Oil and Gas Operations	29
3.18 Taxes	29
3.19 Intellectual Property	31
3.20 No Governmental Regulation	31

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(continued)

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(continued)

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(continued)

LIST OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Articles of Merger
Exhibit C	Statement of Non-U.S. Real Property Holding Company Status
Exhibit D-1	Officer’s Certificates for Parent and Merger Sub
Exhibit D-2	Secretary’s Certificate for Parent and Merger Sub
Exhibit E-1	Officer’s Certificate for Company
Exhibit E-2	Secretary’s Certificate for Company
Exhibit F	Form of Lock-Up Agreement

LIST OF SCHEDULES

Schedule 1	Company Disclosure Schedule
Schedule 2	List of Company Warrant Holders
Schedule 3	Parent Disclosure Schedule
Schedule 4	Working Capital Calculation

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 30, 2009, by and among Double Eagle Petroleum Co., a Maryland corporation (“Parent”), DBLE Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Petrosearch Energy Corporation, a Nevada corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 1.
RECITALS
A. The respective Boards of Directors of each of Parent, Merger Sub and the Company believe it is in the best interests of their respective entities and stockholders that Parent acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”).
B. The Boards of Directors of each of Parent, Merger Sub and the Company have approved the Merger, this Agreement and the transactions contemplated hereby.
C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company, including without limitation, the Common Stock, the Series A 8% Convertible Preferred Stock and the Series B Convertible Preferred Stock of the Company (collectively, “Company Capital Stock”), shall be converted into the right to receive shares of Common Stock of Parent, with a par value of $0.10 per share (“Parent Common Stock”).
D. As an inducement to Parent and Merger Sub to enter into this Agreement, certain officers and directors of the Company have concurrently herewith entered into Voting Agreements with Parent in substantially the form attached hereto as Exhibit A (“Voting Agreements”) pursuant to which, among other things, such officers and directors will agree to vote the shares of Company Capital Stock owned by them in favor of the Merger.
E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

ARTICLE 1.
REFERENCES AND DEFINITIONS
1.1 References and Titles.
References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this Subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing party shall mean that Responsible Officers of such party, individually or collectively, either (i) know that the matter being represented and warranted is true and accurate or (ii) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.
1.2 Definitions.
As used in this Agreement, the following defined terms shall have the meanings indicated below:
“Accounts” has the meaning ascribed to it in Section 3.6(b).
“Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any Business Combination directly or indirectly involving the Company or the Company Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business or group of assets that generates 10% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 10% or more of the book value of the assets of the Target Companies, taken as a whole, or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions, or (c) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 10% or more of the shares of the Company Common Stock, whether in a single transaction or a series of related transactions.
“Action or Proceeding” means any action, suit, complaint, petition, claim, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.
“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, executive officer, or manager of such Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Cash Consideration” has the meaning ascribed to it in Section 2.6(a)(ii).
“Aggregate Consideration” means the sum of the (a) Aggregate Fractional Share Cash Amount; plus (b) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, or if applicable, the Aggregate Stock Consideration as Adjusted for Working Capital Shortfall; plus (c) any Aggregate Cash Consideration.
“Aggregate Fractional Share Cash Amount” means the total amount of cash payable by Parent to all stockholders of the Company in lieu of fractional shares of Parent Common Stock.
“Aggregate Stock Consideration” has the meaning ascribed to it in Section 2.6(a)(i).
“Aggregate Stock Consideration as Adjusted for Parent Stock Price” has the meaning ascribed to it in Section 2.6(a)(i).
“Aggregate Stock Consideration as Adjusted for Working Capital Shortfall” has the meaning ascribed to it in Section 2.6(a)(iii).
“Agreement” means this Agreement and Plan of Merger, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and any other Schedules attached hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Articles of Merger” has the meaning ascribed to it in Section 2.2.
“Approval” means any approval, authorization, consent, permit, franchise, grant, license, easement, certificate, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.
“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
“Assumed Warrants” has the meaning ascribed to it in Section 2.6(e).
“Book-Entry Shares” has the meaning ascribed to it in Section 2.8(b).

“Books and Records” means, in the case of any Person, all files, documents, instruments, papers, books and records relating to the business of such Person, including financial statements, internal reports, Tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.
“Business Combination” means, with respect to any Person, (a) any merger, consolidation or other business combination to which such Person is a party; (b) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person whether outstanding or newly, issued; (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction; (d) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person; or (e) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of such Person, with respect to any of the foregoing.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Colorado are authorized or obligated to close.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended, and any regulations promulgated thereunder.
“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
“Certificates” has the meaning ascribed to it in Section 2.8(b).
“Closing” means the closing of the transactions contemplated by Section 2.2.
“Closing Date” has the meaning ascribed to it in Section 2.2.
“COBRA” has the meaning ascribed to it in Section 3.14(d).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning ascribed to it in the forepart of this Agreement.
“Company Affiliate(s)” has the meaning ascribed to it in Section 6.10.
“Company Capital Stock” means the Company Common Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock and any other class or series of capital stock of the Company.
“Company Charter Documents” has the meaning ascribed to it in Section 6.2(a).

“Company Common Stock” has the meaning ascribed to it in Section 3.2(a)(ii).
“Company Contract” has the meaning ascribed to it in Section 3.16.
“Company Disclosure Schedule” has the meaning ascribed to it in the forepart of Article 3.
“Company Employee Plans” has the meaning ascribed to it in Section 3.14(a).
“Company Financial Statements” means the audited consolidated financial statements of the Company and its subsidiaries (including the related notes) included (or incorporated by reference) in the Company’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008, in each case as filed with the SEC.
“Company Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).
“Company Proposal” has the meaning ascribed to it in Section 6.2(b).
“Company Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the Target Companies.
“Company Reserve Report” means the reserve report as of December 31, 2008, prepared by the Company, as audited by Ryder Scott Company, Petroleum Consultants, and made available to Parent.
“Company Returns” has the meaning ascribed to it in Section 3.18.
“Company SEC Documents” has the meaning ascribed to it in Section 3.5.
“Company Series A Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).
“Company Series B Preferred Stock” has the meaning ascribed to it in Section 3.2(a)(i).
“Company Stockholders’ Meeting” has the meaning ascribed to it in Section 3.25.
“Company Warrants” means all warrants to purchase Company Capital Stock listed on Schedule 2.
“Company Warrant Common Stock” has the meaning ascribed to it in Section 2.6(a)(i).
“Confidentiality Agreement” has the meaning ascribed to it in Section 6.4.
“Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Liens, free and clear of all Liens, claims, infringements, burdens and other defects.

“Effective Time” has the meaning ascribed to it in Section 2.2.
“Environmental Law” means any Law relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) occupational health and safety; or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas; provided, however, that the term Environmental Law shall not include any Laws relating to plugging and abandonment obligations and liabilities. The term “Environmental Law” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, and any state, county, or local regulations similar thereto.
“ERISA” has the meaning ascribed to it in Section 3.14(a).
“ERISA Affiliate” has the meaning ascribed to it in Section 3.14(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.
“Exchange Agent” means Parent’s transfer agent for its common stock or such other institution as designated by Parent.
“Exchange Ratio” has the meaning ascribed to it in Section 2.6(a)(i).
“Final Working Capital” has the meaning ascribed to it in Section 6.17.
“Final Working Capital Shortfall” means the positive difference, if any, between $8,750,000 minus the Final Working Capital.
“Financial Statement Date” has the meaning ascribed to it in Section 3.22(d).
“Fractional Share Cash Amount” has the meaning ascribed to it in Section 2.6(b).
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit, franchise or other requirement of, to or with any Governmental Entity.
“Governmental Entity” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the Financial Industry Regulatory Authority, Inc.

“Government Licenses” has the meaning ascribed to it in Section 3.7.
“Hazardous Materials” means any substance: (a) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; (b) that is or becomes defined as “hazardous waste,” “hazardous substance,” pollutant or contaminant under any federal, state or local statute, regulation, ordinance, rule, directive or order or any amendments thereto including, without limitation, CERCLA (42 U.S.C. Section 9601 et seq.) and/or the Resource Conservation and Recovery Act (41 U.S.C. Section 6901 et seq.); (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Entity, agency, department, commission, board or instrumentality of the United States, the State of Texas or any political subdivision thereof; (d) that contains gasoline, diesel fuel or other petroleum hydrocarbons, or any fraction or byproducts thereof; (e) that contains polychlorinated biphenyls (PCBs), friable asbestos or urea formaldehyde foam insulation; (f) radon gas; (g) any chemical, material, waste or substance regulated by any Governmental Entity under Environmental Law; (h) any radioactive material, excluding any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.
“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
“Indemnified Parties” shall have the meaning ascribed to it in Section 6.11(a).
“Independent Accountants” shall have the meaning ascribed to it in Section 6.17.
“Intellectual Property” shall have the meaning ascribed to it in Section 3.19.
“IRS” means the United States Internal Revenue Service or any successor entity.
“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.
“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.
“License” means any contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including without limitation any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.
“Material Adverse Effect” means:
(a) when used with respect to the Company, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Company and its Subsidiaries (taken as a whole), or (ii) materially impair the ability of the Company and its Subsidiaries (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (B) the determination that any wells perform or are performing below forecast, (C) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (D) production from existing wells being below production reflected in reserve estimates, (E) labor shortages in the specialized areas necessary to the respective industry, (F) any adverse effect or losses resulting from any hedging transactions, (G) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect the Company, (H) the occurrence of natural disasters of any type, (I) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas, (J) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any Action or Proceeding arising from any of the foregoing, (K) the existence or occurrence of war, acts of war, terrorism or similar hostilities, (L) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (M) changes in the market price of either Parent Common Stock or Company Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Material Adverse Effect).
(b) when used with respect to Parent, a result or consequence that would (i) materially adversely affect the financial condition, results of operations, business, properties or prospects of the Parent and its Subsidiaries (taken as a whole), or (ii) materially impair the ability of the Parent and its Subsidiaries (taken as a whole) to own, hold, develop and operate their assets; provided, however, that a Material Adverse Effect shall not include any effect or change that arises by one or more of: (A) the determination that any wells drilled in the ordinary course of business are or are deemed to be non-commercial, (B) the determination that any wells perform or are performing below forecast, (C) any deferral of production resumption or contracting activities in the ordinary course of business or due to weather related events, (D) production from existing wells being below production reflected in reserve estimates, (E) labor shortages in the specialized areas necessary to the respective industry,

(F) any adverse effect or losses resulting from any hedging transactions, (G) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect Parent, (H) the occurrence of natural disasters of any type, (I) changes in market prices, both domestically and globally, for any carbon-based energy product and any write-down for accounting purposes of oil and gas reserves as a result of a “ceiling test” or property impairment to the extent but only to the extent such write-down or property impairment is directly attributable to changes in market prices of oil or gas, (J) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Parent is the prospective owner of the Company, including any Action or Proceeding arising from any of the foregoing, (K) the existence or occurrence of war, acts of war, terrorism or similar hostilities, (L) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (M) changes in the market price of either Parent Common Stock or Company Common Stock (but not any change underlying such changes in price to the extent such change would otherwise constitute a Material Adverse Effect).
“Merger” has the meaning ascribed to it in the recitals to this Agreement.
“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.
“NRS” means the Nevada Revised Statutes and all amendments and additions thereto.
“Notice of Objection” has the meaning ascribed to it in Section 6.17.
“Oil and Gas” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.
“Oil and Gas Interest(s)” means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including working, royalty and overriding royalty interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Oil and Gas and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, mineral fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. References in this Agreement to the “Oil and Gas Interests of the Company” or “Company’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Company and its Subsidiaries. References in this Agreement to the “Oil and Gas Interests of Parent” or “Parent’s Oil and Gas Interests” mean the collective Oil and Gas Interests of the Parent and its Subsidiaries.

“Operated Oil and Gas Interests” has the meaning ascribed to it in Section 3.7.
“Option” means any security, right, subscription, warrant, option, “phantom” stock right or other contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of any Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of any Person; or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of any Person, including any rights to participate in the equity, income or election of directors or officers of any Person.
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental Entity or regulatory authority (in each such case whether preliminary or final).
“Other Filings” has the meaning ascribed to it in Section 6.1(a).
“Ownership Interests” means, as applicable: (a) the ownership interests of the Company in its proved properties, as set forth in the Company Reserve Report; or (b) the ownership interests of Parent in its proved properties, as set forth in the Parent Reserve Report.
“Parent” has the meaning ascribed to it in the forepart of this Agreement.
“Parent Bank Credit Agreement” means the Credit Agreement, dated as of February 26, 2009, among Parent and the other Borrowers identified therein, and Bank of Oklahoma, N.A., et. al., as lenders.
“Parent Closing Stock Price” means the average VWAP of the Parent Common Stock over the 20 trading days ending on the third trading day preceding the Closing Date.
“Parent Common Stock” has the meaning ascribed to it in Recital C.
“Parent Companies” means Parent and each of the Parent’s Subsidiaries.
“Parent Disclosure Schedule” has the meaning ascribed to it in the forepart of the Article 4.
“Parent Financial Statements” means the audited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent’s Annual Report on Form 10-K for the years ended December 31, 2007 and December 31, 2008, in each case as filed with the SEC.
“Parent Reserve Report” means the reserve report as of December 31, 2008 prepared by Parent as audited by Netherland, Sewell & Associates, Inc. and provided to the Company.
“Parent Returns” has the meaning ascribed to it in Section 4.13.
“Parent SEC Documents” has the meaning ascribed to it in Section 4.3.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.
“Permit” means any license, permit, franchise or authorization.
“Permitted Liens” means: (a) statutory Liens for Taxes, assessments or other governmental charges or levies (i) which are not yet delinquent or (ii) which are being contested in good faith and adequate reserves have been maintained as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Company Disclosure Schedule; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators, in each case only to the extent arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the exploration, development, operation and maintenance of Oil and Gas properties and related facilities and assets for sums not yet due or being contested in good faith and adequate reserves have been maintained as may be required by or consistent with GAAP; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) that would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the Target Companies; (d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not, in any case (i) materially impairing the value of the assets of any of the Target Companies, (ii) interfering with the ordinary conduct of the business of any of the Target Companies, or rights to any of their assets or (iii) increasing the working interest (without a corresponding increase in net revenue interest) or decreasing the net revenue interest of the Target Companies reflected in their respective Ownership Interests; (f) Liens created or arising by operation of law to secure a party’s obligations as a purchaser of oil and gas; (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (h) farm-out, carried working interest, joint operating, unitization, royalty, overriding royalty, net profit interests, sales, area of mutual interest and similar agreements relating to the exploration or development of, or production from, Hydrocarbon properties entered into in the ordinary course of business, provided the effect thereof of any of such in existence on the working and net revenue interests of the Target Companies has been properly reflected in their respective Ownership Interests; (i) Liens arising under or created pursuant to the any Company Bank Credit Agreement, as applicable; (j) Liens described on the Company Disclosure Schedule; and (k) minor defects and irregularities in title of any property, so long as such defects and irregularities that do not (i) increase the working interest (without a corresponding increase in net revenue interest) or decrease the net revenue interest of the Target Companies that are reflected in their respective Ownership Interests, (ii) materially impair the value of any of the assets of the Target Companies, or (iii) interfere with the ordinary conduct of the business of any of the Target Companies or rights to any of their assets.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Entity.

“Pre-Closing Working Capital” has the meaning ascribed to it in Section 6.17.
“Pre-Closing Working Capital Statement” has the meaning ascribed to it in Section 6.17.
“Proxy Statement/Prospectus” has the meaning ascribed to it in Section 3.25.
“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C § 6901 et seq., as amended, and any regulations promulgated thereunder.
“Registration Statement” has the meaning ascribed to it in Section 3.25.
“Remaining Government Licenses” has the meaning ascribed to it in Section 3.7.
“Required Company Vote” means approval of the Company Proposal by the affirmative vote of a majority of the holders of the Company’s capital stock.
“Responsible Officers” means (a) for the Company, Richard Dole, David J. Collins and Wayne Beninger; and (b) for Parent, Richard Dole, Kurtis Hooley and D. Steven Degenfelder.
“Review Period” has the meaning ascribed to it in Section 6.17.
“SEC” means the Securities and Exchange Commission or any successor entity.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.
“Subsidiary” means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.
“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding equity securities or all or substantially all of the assets of the Target Companies, taken as a whole, if the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Company Common Stock than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 9.2(b) by the Company); (b) contains conditions which are all reasonably capable of being satisfied in a timely manner; and (c) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed.
“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Target Companies” means the Company and each of the Company’s Subsidiaries.
“Tax” or “Taxes” or “Taxable” each has the meaning ascribed to it in Section 3.18.
“Tax Authority” has the meaning ascribed to it in Section 3.18.
“Third-Party Consent” means the consent or approval of any Person other than the Target Companies, any of the Parent Companies or any Governmental Entity.
“Third Party Expenses” has the meaning ascribed to it in Section 6.5.
“Voting Agreements” has the meaning ascribed to it in Recital D.
“VWAP” means for a share of Parent Common Stock as of any date, the dollar volume-weighted average price for the Parent Common Stock on the NASDAQ Stock Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume/weighted average price of the Parent Common Stock in the over-the-counter market on the electronic bulletin board for the Parent Common Stock during the period beginning at 9:30:01 a.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official open of trading) and ending at 4:00:00 p.m., New York City time (or such other time as the NASDAQ Stock Market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar/volume weighted average price is reported for the Parent Common Stock by Bloomberg for such hours, the average of the highest closing bid prices and the lowest closing ask prices of each of the market makers for the Parent Common Stock as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
“Working Capital” as of any date means, on a consolidated basis, the Company’s current assets minus current liabilities, and shall be calculated in accordance with the formula set forth on Schedule 4 attached hereto.
“Working Capital Adjustment” has the meaning ascribed to it in Section 6.17.
ARTICLE 2.
THE MERGER
2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NRS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, following the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the “Closing”) will take place as promptly as practicable, but no later than two (2) Business Days following satisfaction or waiver of the conditions set forth in Article 7, at the offices of Patton Boggs LLP, 1801 California Street, Suite 4900, Denver, Colorado 80202, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger (or like instrument) in substantially the form attached hereto as Exhibit B (the “Articles of Merger”) with the Secretary of State of Nevada in accordance with the relevant provisions of applicable Law (the date and time of acceptance by the Secretary of State of the State of Nevada or such later date and time agreed to in writing by the parties being referred to herein as the “Effective Time”).
2.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
2.4 Articles of Incorporation and Bylaws of Surviving Corporation.
(a) At the Effective Time, the form of Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended, as provided by applicable Law and such Articles of Incorporation and the Bylaws of the Surviving Corporation; provided, however, that Article I of the amended and restated Articles of Incorporation of the Surviving Corporation shall read in its entirety as follows: “The name of the Corporation is Petrosearch Energy Corporation”.
(b) The form of Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by such Bylaws, the Articles of Incorporation and applicable Law.
2.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of the Company shall each resign effective immediately prior to the Effective Time. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation. The officers of the Company shall each resign effective immediately prior to the Effective Time.

2.6 Maximum Number of Shares of Parent Common Stock to be Issued; Contingent Cash Consideration; Fractional Shares; Effect on Outstanding Securities of the Company, Merger Sub. The consideration to be paid by Parent in connection with the Merger shall be the Aggregate Consideration. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Warrants, the following shall occur:
(a) Conversion of Company Capital Stock and Contingent Cash Consideration.
(i) Stock Consideration. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock to be canceled pursuant to Section 2.6(c)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Exchange Ratio. The “Exchange Ratio” shall be equal to the quotient of: (A) the Aggregate Stock Consideration (as defined below) or, if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price (as defined below), or, if applicable, the Aggregate Stock Consideration as Adjusted for Working Capital Shortfall (as defined below), divided by (B) the sum of (I) the issued and outstanding Company Common Stock as of March 30, 2009 (41,340,584 shares), (II) the issued and outstanding Series A Preferred Stock, on an as converted basis (31,974 shares), (III) the issued and outstanding Series B Preferred Stock, on an as converted basis (20,093 shares), and (D) shares of Company Common Stock issuable upon exercise of any Company Warrants outstanding as of the Closing Date (the “Company Warrant Common Stock”); provided, however, only the shares of Company Warrant Common Stock that exceed 750,000 shares of Company Common Stock as of the Closing Date shall be included in the calculation. For purposes of this Agreement, the “Aggregate Stock Consideration” means 1,792,741 shares of Parent Common Stock; provided, however, if the Parent Closing Stock Price is greater than $6.25, then the Aggregate Stock Consideration shall be adjusted to equal $11,000,000 divided by the Parent Closing Stock Price (the “Aggregate Stock Consideration as Adjusted for Parent Stock Price”). In no event shall the Aggregate Stock Consideration as Adjusted for Parent Stock Price be less than 1,100,000 shares of Parent Common Stock.
(ii) Cash Consideration. At the Effective Time, if the Parent Closing Stock Price is below $4.75 per share, an aggregate cash payment, in addition to the Aggregate Stock Consideration payable pursuant to Section 2.6(a)(i), will be made to the holders of Company Common Stock receiving Parent Common Stock equal to (A) $4.75 minus the greater of (I) the Parent Closing Stock Price or (II) $4.00, multiplied (B) by the Aggregate Stock Consideration (the “Aggregate Cash Consideration”). If Parent is required to pay any Aggregate Cash Consideration, then each holder of Company Common Stock shall be entitled to receive a portion of the Aggregate Cash Consideration equal to (X) the number of shares of Parent Common Stock that the holder of Company Common Stock is entitled to receive under Section 2.6(a)(i), multiplied by (Y) $4.75 less the greater of (I) the Parent Closing Stock Price or (II) $4.00.

(iii) Adjustment to Consideration for Final Working Capital Shortfall. In the event that there is a Final Working Capital Shortfall, an adjustment equal to the Final Working Capital Shortfall shall be made to the consideration set forth in this Section 2.6 as follows: (A) first as an offset to any Aggregate Cash Consideration set forth in Section 2.6(a)(ii); or (B) if there is no Aggregate Cash Consideration or the Final Working Capital Shortfall is greater than the Aggregate Cash Consideration , then the Aggregate Stock Consideration, or, if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, shall be adjusted to equal (I) $11,000,000 less the Final Working Capital Shortfall, divided by (II) $11,000,000, and multiplied by (III) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price (the “Aggregate Stock Consideration as Adjusted for Working Capital Shortfall”).
(b) Fractional Shares. No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Common Stock, cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a share of Parent Common Stock multiplied by the Parent Closing Stock Price (the “Fractional Share Cash Amount”). No fractional cent shall be payable to any holder of Company Capital Stock, and the cash payable to any such holder shall be rounded down to the nearest cent.
(c) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company.
(d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub, par value $0.10 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall continue to evidence ownership of such shares of Common Stock of the Surviving Corporation.
(e) Company Warrants. At the Effective Time, all Company Warrants that are outstanding as of the Effective Time shall be assumed by Parent (each such Company Warrant an “Assumed Warrant” and collectively the “Assumed Warrants”). Each Assumed Warrant will continue to have, and be subject to, the same terms and conditions of such Assumed Warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions), except that (i) each Assumed Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

(f) Additional Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.
2.7 Dissenting Shares. No stockholders of any Company Capital Stock shall have dissenters’ rights under the NRS (pursuant to the exemption set forth in Section 92A.390 of the NRS), and the Company shall not take any action that would allow the stockholders of any Company Capital Stock to have dissenters’ rights in connection with the Merger.
2.8 Exchange Procedures.
(a) Parent Common Stock; Cash. On the Closing Date, Parent shall deposit with the Exchange Agent for exchange in accordance with this Article 2: (i) the Aggregate Stock Consideration, or if applicable, the Aggregate Stock Consideration as Adjusted for Parent Stock Price, or if applicable, Aggregate Stock Consideration as Adjusted for Working Capital Shortfall; (ii) the Aggregate Cash Consideration, if any; and (iii) the Aggregate Fractional Share Cash Amount.
(b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates who immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) outstanding shares of Company Capital Stock represented by book-entry (“Book-Entry Shares”) and whose shares were converted into shares of Parent Common Stock pursuant to Section 2.6, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, which shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, in exchange for certificates or Book-Entry Shares representing shares of Parent Common Stock and the right to receive any Aggregate Cash Consideration plus any cash for fractional shares as provided herein. Upon surrender of a Certificate or Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a certificate or Book-Entry Shares representing the number of whole shares of Parent Common Stock and any respective pro rata portion of the Aggregate Cash Consideration, if applicable, plus any respective Fractional Share Cash Amount pursuant to Section 2.6 to which such holder is entitled pursuant to Section 2.6, and the Certificate or Book-Entry Shares so surrendered shall be canceled. Until surrendered, each outstanding Certificate and each outstanding Book-Entry Share that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the amount of cash and the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

(c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate or such Book-Entry Share shall surrender such Certificate or, if a Book-Entry Share, completed the letter of transmittal to the Exchange Agent in accordance with Section 2.8(b). Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock.
(d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
2.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.
2.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation shall be fully authorized to take, and shall take all such lawful and necessary action.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, as of the date of this Agreement, except as specifically set forth in the disclosure schedule attached as Schedule 1 hereto (the “Company Disclosure Schedule”):
3.1 Organization, Standing and Power. Each of the Target Companies is a corporation duly organized, validly existing and in good standing under the Laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Each of the Target Companies is qualified to do business as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified or in good standing would have a Material Adverse Effect on the Company. The Company has made available to Parent complete and correct copies of each of the Target Companies’ (i) Articles of Incorporation and Bylaws, which Articles of Incorporation and Bylaws are in full force and effect and have not been amended, corrected, restated or superseded in any way; (ii) minutes of all directors’ and stockholders’ meetings, all of which are complete and accurate as of the date hereof; (iii) stock certificate books and all other records of the Target Companies, which collectively correctly set forth the record ownership of all outstanding shares of capital stock and all rights to purchase capital stock of the Target Companies, as applicable; and (iv) form of stock certificates, plans and agreements and rights to purchase shares of capital stock of any Target Company. Each of the Target Companies is not in violation, and has not taken any action in violation, of any provisions of its Articles of Incorporation or Bylaws. Each of the Target Companies is in possession of all Approvals required by applicable Law to be obtained and held by it that are necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted.
3.2 Capital Structure.
(a) The authorized and issued capital stock of the Company consists of:
(i) Preferred Stock. 20,000,000 shares of preferred stock, $1.00 par value, 1,000,000 of which have been designated Series A 8% Convertible Preferred Stock (the “Company Series A Preferred Stock”), and 100,000 of which have been designated as Series B Convertible Preferred Stock (the “Company Series B Preferred Stock”, and together with the Company Series A Preferred Stock, the “Company Preferred Stock”). There are issued and outstanding 207,833 shares of Company Series A Preferred Stock and 43,000 shares of Company Series B Preferred Stock. Each outstanding share of Company Series A Preferred Stock is convertible into 0.1538461 shares of Company Common Stock, and each outstanding share of Company Series B Preferred Stock is convertible into 0.4672897 shares of Company Common Stock.

(ii) Common Stock. 100,000,000 shares of Company Common Stock, $0.001 par value (the “Company Common Stock”), of which, at the date hereof, 41,340,584 shares are issued and outstanding.
(iii) Options. Except for the Company Warrants, there are no outstanding Options to acquire shares of any Company Capital Stock.
(iv) Warrants. There are Company Warrants issued and outstanding to acquire 777,380 shares of Company Common Stock. There are no other outstanding Company Warrants to acquire any other Company Capital Stock.
(v) Other Rights. There are no other outstanding shares of Company Capital Stock or any other right to receive or purchase equity securities or securities convertible, exercisable or exchangeable for equity securities of the Company.
(b) All outstanding shares of Company Capital Stock are, and any shares of Company Capital Stock issuable upon the exercise of any Company Warrants (subject to receipt of the exercise price as provided therein) will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Company’s Articles of Incorporation or Bylaws or any agreement to which the Company is a party or by which the Company may be bound. All outstanding Company securities have been issued in compliance with applicable federal and state securities Laws. Other than as described herein, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company is a party or by which the Company may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company’s Capital Stock or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.
(c) Section 3.2(c) of the Company Disclosure Schedule contains a complete and accurate list of the holders of record of outstanding Company Series A Preferred Stock, Company Series B Preferred Stock, Company Warrants, and the number of such securities held by each such holder, including the addresses of such holders. Such Section 3.2(c) of the Company Disclosure Schedule identifies the vesting schedule, applicable legends, exercise price and repurchase rights or other risks of forfeiture of any outstanding security listed therein.
(d) All Company Warrants have been issued in accordance with all federal and state securities Laws. The Company does not have in effect any stock appreciation rights plan and no stock appreciation rights are outstanding. None of the outstanding Company Warrants permit any accelerated vesting or exercisability of those warrants or the shares of Company Common Stock subject to those warrants by reason of the Merger or any other transactions contemplated by this Agreement, and the terms of the outstanding agreements for the Company Warrants each permit the Parent’s assumption of those warrants as warrants to purchase Parent Common Stock as provided in Section 2.6(e) of this Agreement, without the consent or approval of the holders of those warrants, the Company’s stockholders, or otherwise, and without any accelerated vesting of those Company Warrants or the underlying shares. True and complete copies of all agreements and instruments relating to the Company Warrants have been made available to Parent, and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form made available to Parent. No unvested shares of Company Capital Stock shall vest on an accelerated basis by reason of the Merger or any transactions contemplated by this Agreement.

(e) Except for any restrictions imposed by applicable state and federal securities Laws or set forth in Section 3.2(e) of the Company Disclosure Schedule, there is no right of first refusal, co-sale right, right of participation, right of first offer, registration right option or other restriction on transfer applicable to any shares of Company Capital Stock.
(f) The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any outstanding security of the Company.
(g) The holders of Company Capital Stock shall not have any dissenters’ rights in connection with the Merger under the NRS. Neither the Company nor any Company Representative has taken, or will take, any action that would allow any holder of Company Capital Stock to be entitled to dissenters’ rights under the NRS or otherwise in connection with the Merger.
3.3 Subsidiaries.
(a) The Company has no Subsidiaries except for the corporations and entities identified in Section 3.3(a) of the Company Disclosure Schedule.
(b) Neither the Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any Person.
3.4 Authority.
(a) Subject only to the requisite approval of the Merger and this Agreement by the stockholders of the Company, the Company has all requisite corporate power and authority to enter into this Agreement, to execute, deliver and perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company’s Board of Directors, and no other action on the part of the Company’s Board of Directors is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar Laws affecting the enforcement of creditors’ rights generally, and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any Law applicable to the Company, its Subsidiaries, its Assets and Properties or its Subsidiaries’ Assets and Properties, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a material benefit under, or result in the creation of a Lien on any of the Assets and Properties of the Company or its Subsidiaries pursuant to (i) any provision of the Articles of Incorporation or Bylaws of the Company or its Subsidiaries; or (ii) any Company Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties may be bound or affected.
(c) No Approval is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except the requisite approval of the Merger and this Agreement by the stockholders of the Company and the Approvals set forth in Section 3.4(c) of the Company Disclosure Schedule.
3.5 SEC Documents; Financial Statements; Books and Records. The Company has filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2007 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Target Companies as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Target Companies for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Target Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ham, Langston & Brezina, L.L.P is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company.

3.6 Payables; Receivables.
(a) Section 3.6(a) of the Company Disclosure Schedule sets forth an aging of accounts payable of the Company in the aggregate and by creditor (for the periods 0-30 days, 30-90 days and greater than 90 days, if applicable) as of February 28, 2009.
(b) Section 3.6 (b) of the Company Disclosure Schedule sets forth an aging of accounts receivable of the Company in the aggregate and by debtor (for the periods 0-30 days, 30-90 days and greater than 90 days as of February 28, 2009); provided however, that disclosure of debts owed by any single debtor that, in the aggregate, do not exceed $1,000 need not be included. All accounts and notes receivable (the “Accounts”) reflected on the Company Financial Statements are, taken as a whole, (i) valid, genuine and existing; (ii) subject to no defenses, setoffs or counterclaims; and (iii) current (not more than ninety (90) days past due) and collectable in the ordinary course of business, net of reserves less any applicable trade discounts. Except for Permitted Liens or as set forth in Section 3.6(b) of the Company Disclosure Schedule, no Person has any Lien on such Accounts or any part thereof; no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any of such Accounts; and to the Company’s knowledge, no customer of the Company with an Account balance exceeding $10,000 is involved in voluntary or involuntary bankruptcy proceedings or is otherwise insolvent or has notified the Company that such customer will not pay its Account.
3.7 Compliance with Laws. Each of the Target Companies is in compliance and has conducted its business and operations, with respect to the Oil and Gas Interests for which any of the Target Companies is the operator (the “Operated Oil and Gas Interests”), so as to comply with all applicable Laws. Each of the Target Companies is in compliance and has conducted its business and operations, other than with respect to the Operated Oil and Gas Interests, so as to comply with all applicable Laws, except where the failure to have so complied or conducted such business would not have a Material Adverse Effect on the Company. There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to the Company’s knowledge, no basis currently exists for any Orders against the Company, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties, and none are pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Entity of any violation of Laws that has not been resolved. Each of the Target Companies has all permits, licenses, orders, authorizations, registrations, concessions, certificates, approvals and other instruments of any Governmental Entity (the “Government Licenses”) (each of which is in full force and effect) necessary for the conduct of its Operated Oil and Gas Interests, and each of the Target Companies is in compliance with the terms, condition, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses. Each of the Target Companies has all Government Licenses (each of which is in full force and effect) (the “Remaining Government Licenses”) necessary for the conduct of its business, not including the Operated Oil and Gas Interests, except where the failure to have, or to have maintained in full force and effect, any such Remaining Governmental License would not have a Material Adverse Effect on the Company, and each of the Target Companies is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Remaining Government Licenses, except where the failure to be in compliance would not have a Material Adverse Effect on the Company. Each of the Target Companies has made all filings and registrations and the like necessary or required by Law to be filed by such Target Company to conduct its Operated Oil and Gas Interests. Each of the Target Companies has made all filings and registrations and the like necessary or required by Law to be filed by such Target Company to conduct its business other than its Operated Oil and Gas Interests, except where the failure to have so filed would not have a Material Adverse Effect on the Company. There is not now pending, or, to the Company’s knowledge, is there threatened, any Action or Proceeding against any Target Company before any Governmental Entity with respect to the Government Licenses for the Operated Oil and Gas Interests, nor is there any issued or outstanding written or oral notice, order or complaint with respect to the violation by any Target Company of the terms of any such Government License or any rule or regulation applicable thereto. There is not now pending, or, to the Company’s knowledge, is there threatened, any Action or Proceeding against any Target Company before any Governmental Entity with respect to the Remaining Government Licenses, nor is there any issued or outstanding written or oral notice, order or complaint with respect to the violation by any Target Company of the terms of any Remaining Government License or any rule or regulation applicable thereto, which if resolved adversely to any Target Company would have a Material Adverse Effect on the Company.
3.8 No Defaults. Neither the Company nor any of its Subsidiaries is, and has not received oral or written notice that it is or would be with the passage of time (x) in violation of any provision of its Articles of Incorporation or Bylaws; or (y) in default or violation of (a) any term, condition or provision of any Order applicable to it, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which it is a party or by which the Company, its Subsidiaries or their respective Assets and Properties may be bound and there does not exist, to the knowledge of the Company, any facts that constitute an event of default on the part of the Company or its Subsidiaries under any of the foregoing.
3.9 Litigation. There is no Action or Proceeding pending or, to the Company’s knowledge, threatened against the Company, its Subsidiaries, any of the Company or its Subsidiaries’ officers, employees or directors that could have a Material Adverse Effect on the Company. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there is no Action or Proceeding by the Company or its Subsidiaries pending or which the Company or any of its Subsidiaries intends to initiate. The Company has not been advised by its legal counsel that any basis exists for any Action or Proceeding against the Company or any of its officers, employees or directors that could have a Material Adverse Effect on the Company.

3.10 Conduct in the Ordinary Course. Since December 31, 2008, the Company has conducted its business in the ordinary course and there has not occurred:
(a) Any Material Adverse Effect on the Company not reflected in the Company Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;
(b) Any damage, destruction or loss, whether covered by insurance or not, that individually or in the aggregate would have a Material Adverse Effect on the Company;
(c) Any declaration, setting aside or payment or other distribution in respect of any Company Capital Stock, or, except as set forth in Section 3.10(c) of the Company Disclosure Schedule, any direct or indirect redemption, purchase or other acquisition of any Company Capital Stock by the Company;
(d) Any approval or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of any Target Company, any increase in the compensation or benefits payable or to become payable by any Target Company to any of its directors, officers or employees or any bonus, service award, percentage compensation or other benefit paid, granted or accrued to or for the benefit of any employee, the adoption of any amendment to the exercisability or vesting of any employee stock warrants or option (including any of the Company Warrants) or the vesting of any unvested shares of Company Common Stock or, except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the authorization of any cash payments in exchange for such options or unvested shares, or the adoption of any other amendment in any employee benefit plan or compensation commitment or any severance agreement or employment contract to which any employee is a party;
(e) Any Lien created or suffered by any Target Company with respect to any of its Assets and Properties, except Permitted Liens;
(f) Any (A) incurrence, assumption or guarantee by any Target Company of any debt for borrowed money other than trade indebtedness incurred in the ordinary course of business consistent with past practice; (B) waiver or compromise by it of a valuable right or of a debt owed to it greater than $10,000; (C) satisfaction or discharge of any Lien or payment of any obligation by it, other than in the ordinary course of business consistent with past practice; (D) issuance or sale of any securities convertible into or exchangeable for debt securities of any Target Company; or (E) issuance or sale of options or other rights to acquire from any Target Company, directly or indirectly, debt securities of any Target Company or any securities convertible into or exchangeable for any such debt securities;
(g) Any entry into, amendment of, relinquishment, termination or nonrenewal by any Target Company of any contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice and with a contractual value of less than $10,000;

(h) Any transfer or grant of a right of any Target Company’s Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;
(i) Any resignation or termination of employment of any employee; and, except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company does not know of the impending resignation or termination of employment of any such employee;
(j) Any making of any loan, advance or capital contribution to, or investment in, any Person other than advances made in the ordinary course of business consistent with past practice of the Company; or
(k) Any agreement or arrangement made by the Company to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 3.10 untrue or incorrect as of the date when made.
3.11 Absence of Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be disclosed in a balance sheet (or in the notes thereto) prepared in accordance with GAAP that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on the Company, other than (a) liabilities disclosed in the Company Financial Statements; and (b) liabilities under this Agreement or disclosed herein.
3.12 Complete Disclosure. The copies of all instruments, agreements, other documents and written information delivered by the Company or its professional advisors to Parent or its counsel and accountants are and will be complete copies (as contained in the Books and Records) as of the date of delivery thereof.
3.13 Certain Agreements. Except as set forth on Section 3.13 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:
(a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, former employee or service provider of the Company under any Company Employee Plans (defined below in Section 3.14) or otherwise;
(b) materially increase any compensation or other benefits payable under any Company Employee Plans; or
(c) result in the acceleration of the time of payment or vesting of any such benefits including the Company Warrants and any other instrument evidencing capital stock issued to any service provider of the Company. Except as set forth on Section 3.13 of the Company Disclosure Schedule, no payment or benefit that will be made by the Company to any employee prior to, at time of, or after Closing, will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

3.14 Employee Benefit Plans.
(a) Section 3.14(a) of the Company Disclosure Schedule lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) each loan to a non-officer employee, loans to officers and directors, (iii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance or termination pay, medical, dental, vision care, disability, sick pay, vacation, holiday or sabbatical pay, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company (collectively, the “Company Employee Plans”).
(b) The Company has made available to Parent a copy of each of the Company Employee Plans. The Company has no Company Employee Plans that are subject to ERISA reporting requirements and has no Company Employee Plans that are intended to be qualified under Section 401(a) of the Code.
(c) Each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each Subsidiary have performed all obligations required to be performed by them under each Company Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any Company Employee Plan.
(d) With respect to each Company Employee Plan, the Company and each of its Subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.
(e) Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the Company or any Company Subsidiary to severance benefits or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting (including any Company Warrant), or increase the amount of compensation due any such employee or service provider. No payment or benefit that will or may be made or provided by the Company to any current or former employee or other service provider of the Company will constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f) The Company does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 4.12 of the Code.
(g) No Target Company or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.
3.15 Employee Matters. Each of the Target Companies is in compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Each of the Target Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. None of the Target Companies is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against any Target Company for any amounts under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no strikes or labor disputes or controversies pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to result in an Action or Proceeding before any agency, court or tribunal, foreign or domestic. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract nor does the Company nor any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees. No employees of the Company have given notice to the Company, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company, except as disclosed in Section 3.10(i) of the Company Disclosure Schedule.
3.16 Major Contracts.
(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” (as described in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference, if so required, in the Company SEC Documents, or (ii) except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, materially restricts the conduct of any line of business by the Company. Each contract, arrangement, commitment or understanding of the type described in clause (i) of this Section 3.16(a), whether or not set forth in the Company Disclosure Schedule or in the Company SEC Documents, is referred to herein as a “Company Contract” (for purposes of clarification, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, whether or not filed with the SEC, is a Company Contract).

(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)); (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company; and (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition that constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.
3.17 Oil and Gas Operations.
(a) All wells included in the Oil and Gas Interests of the Company have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all respects with applicable oil and gas leases and applicable Laws, rules and regulations, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect on the Company; and
(b) Proceeds from the sale of Oil and Gas produced from the Company’s Oil and Gas Interests are being received by the Target Companies in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).
3.18 Taxes. Except as otherwise provided for or identified in Section 3.18 of the Company Disclosure Schedule:
All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of any of the Target Companies (collectively, the “Company Returns”), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date (other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements) have been or will be paid on or before such date. The Company Financial Statements fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through December 31, 2008 and the Target Companies have not and will not incur any Tax liability greater than $10,000 more than the amount reflected on the Company Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). The Target Companies have not and will not incur any Tax liability for periods (or portions of periods)

after December 31, 2008 through the Closing Date other than in the ordinary course of business. The Target Companies have withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. The Target Companies have not been granted any extension or waiver of the limitations period applicable to any Company Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to the Company’s knowledge, threatened against or with respect to any Target Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to any Target Company, adversely affect the liability of any Target Company for Taxes. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code. None of the Target Companies is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. There is no agreement, contract or arrangement to which any Target Company is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 404 of the Code. None of the Target Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than a Target Company nor does any Target Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all the Company Returns filed through the date of this Agreement. The Company will make available to Parent all Company Returns filed after the date of this Agreement, all work papers with respect to Company Returns, and all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Company, all other Tax data and documents reasonably requested by Parent. Except as may be required as a result of the consummation of the transactions set forth herein, none of the Target Companies has been and or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

3.19 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property (the “Intellectual Property”) that are necessary for the operation, or continued operation, of the business of Company or any of its Subsidiaries or for the ownership and operation, or continued ownership and operation, of any of their Assets and Properties, for which the Company or any of its Subsidiaries do not hold valid and continuing authority in connection with the use thereof. Except as set forth in Section 3.19 of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on the Company.
3.20 No Governmental Regulation. Neither the Company nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities Laws.
3.21 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any Target Company or that has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of any Target Company, any acquisition of property by any Target Company, or the continuation of the business of any Target Company as currently conducted or as currently proposed to be conducted.
3.22 Title to Properties.
(a) Oil and Gas Interests. The Company and its Subsidiaries (individually or collectively) have Defensible Title to the Oil and Gas Interests of the Company included or reflected in the Company’s Ownership Interests. Each Oil and Gas Interest included or reflected in the Company’s Ownership Interests entitles the Target Companies (individually or collectively) to receive not less than the undivided net revenue interest set forth in (or derived from) the Ownership Interests of the Company of all Oil and Gas produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Oil and Gas Interest through plugging, abandonment and salvage of such Oil and Gas Interest, that is borne or to be borne by the Target Companies (individually or collectively) is not greater than the undivided working interest set forth in (or derived from) the Company’s Ownership Interests (unless such increase is accompanied by a proportional increase in the associated net revenue interest).
(b) Real Property. Other than Oil and Gas Interests (to the extent characterized as “real property” under applicable state Law), none of the Target Companies owns any real property.
(c) Leases Schedule. All of the existing real property leases of the Target Companies (excluding Oil and Gas Interests) are listed in Section 3.22(c) of the Company Disclosure Schedule and have been made available previously to Parent.

(d) Title to Assets. Except for title to any Intellectual Property, which is covered by Section 3.19 above, and title to Oil and Gas Interests, which is covered in Section 3.22(a) above, each of the Target Companies has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements or acquired after the date of the most recent Company Financial Statements (the “Financial Statement Date”) (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business consistent with past practice), or with respect to leased Assets and Properties (excluding Oil and Gas Interests), free and clear of all Liens of any kind or character, except Permitted Liens.
(e) Tangible Personal Property. Each of the Target Companies is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all tangible personal Assets and Property (not including any Oil and Gas Interests) used in the conduct of its business, including all tangible personal Assets and Property (not including any Oil and Gas Interests) reflected on the Company Financial Statements and tangible personal Assets and Property acquired since the Financial Statement Date, other than Assets and Property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal Assets and Property (not including any Oil and Gas Interests) are free and clear of all Liens, except Permitted Liens, and are adequate and suitable in all material respects for the conduct by the Target Companies of their businesses as presently conducted, and are in good working order and condition in all material respects, ordinary wear and tear excepted, and the use of such tangible personal Assets and Property (not including any Oil and Gas Interests) complies in all material respects with all applicable Laws.
3.23 Environmental Matters. Except as would not be reasonably expected to result in a Material Adverse Effect on the Company:
(a) Each of the Target Companies has conducted its business and operated its Assets and Properties, and is conducting its business and operating its Assets and Properties, in compliance with all Environmental Laws;
(b) None of the Target Companies has been notified orally or in writing by any Governmental Entity or other third party that any of the operations or Oil and Gas Interests of any of the Target Companies is the subject of any investigation or inquiry by any Governmental Entity or other third party that pertain or relate to (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) any Hazardous Material, (ii) violations of any Environmental Law, or (iii) personal injury or property damage claims relating to a release or threatened release of any Hazardous Material;
(c) None of the Target Companies and, to the knowledge of the Company, no other Person has filed any written notice under any federal, state or local Law indicating that (i) any of the Target Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material (including storage or disposal at offsite locations), or (ii) any Hazardous Material is improperly stored or disposed of upon any property currently or formerly owned, leased or operated by any of the Target Companies;

(d) None of the Target Companies has any liability in excess of $50,000 per occurrence or series of related occurrences or $100,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Target Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;
(e) None of the Target Companies has received any oral or written claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Target Companies;
(f) No property now or previously owned, leased or operated by any of the Target Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;
(g) To the knowledge of the Company, none of the Target Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or that is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $1,000,000 per occurrence or series of related occurrences, or $5,000,000 in the aggregate against any of the Target Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;
(h) To the knowledge of the Company, none of the Target Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;
(i) To the knowledge of the Company, no friable asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Target Companies, other than the gas processing plants and associated gathering systems listed on the Company Disclosure Schedule;
(j) None of the Target Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law;
(k) The Company has provided or made available to Parent copies of all environmental audits, assessments and evaluations of any of the Target Companies or any of their Assets or Properties; and

(l) With respect to Permits under Environmental Laws, (i) all such Permits, required to be obtained by any Target Company under Environmental Laws that are necessary to the operations of each of the Target Companies have been obtained and are in full force and effect, and the Company has not been advised by its legal counsel that any basis exists for the revocation or suspension of any such Permits or other Approvals; (ii) to the Company’s knowledge, no Environmental Laws impose any obligation upon Parent or Merger Sub, as a result of any transaction contemplated hereby, requiring prior notification to any Governmental Entity of the transfer or any Permit or other Approval that is necessary to the operations of the Target Companies; (iii) all facilities constructed by each Target Company were constructed and have been operated in accordance with the representations and conditions made or set forth in the Permit applications and the Permits for the Target Companies, in each case where a Target Company is the named holder of the Permit; and (iii) each of the Target Companies’ facilities that is operated by a Target Company has at all times been operated in material compliance with such Permits and at the production levels or emission levels specified in such Permits.
3.24 Insurance. Section 3.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of each Target Company, including the amounts of coverage under each such policy and bond of each Target Company. Each policy listed in Section 3.24 of the Company Disclosure Schedule is valid and binding and in full force and effect. The insurance policies listed in Section 3.24 of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Target Companies are, in the reasonable opinion of the Company, in amounts and have coverage that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties; and (ii) are in amounts and have coverage as required by any contract to which any Target Company is a party or by which any of its Assets and Properties is bound. None of the Target Companies has been refused any requested coverage and no material claim made by any Target Company has been denied by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Target Companies are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no claim pending or, to the knowledge of the Company, threatened under any such policies or bonds. The Company does not know of any threatened termination of, the invalidation of any coverage of or material premium increase with respect to, any of such policies. The Surviving Corporation shall continue to be entitled to the benefit or each insurance policy or bond upon the consummation of the transactions contemplated hereby.
3.25 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by the Company pursuant to Section 6.1(a) hereof (the “Proxy Statement/Prospectus”) will, at the dates mailed to the stockholders of the Company or at the times of the stockholders meeting of the Company (the “Company Stockholders’ Meeting”) in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

3.26 Disclosure Controls and Procedures. Since January 1, 2007, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that:
(a) transactions are executed in accordance with management’s general or specific authorizations,
(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(c) access to assets is permitted only in accordance with management’s general or specific authorization,
(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences,
(e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and
(f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.
3.27 Opinion of Financial Advisor. The Company has been advised by its financial advisor, Wunderlich Securities, Inc., that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view, a signed copy of which has been, or when available promptly will be, delivered to Parent.
3.28 Board Approval. The Company’s Board of Directors, at a meeting duly called and held, duly adopted resolutions (a) determining that this Agreement and the transactions contemplated hereby are advisable to, and in the best interests of, the Company and the stockholders of the Company; (b) approving this Agreement and the transactions contemplated hereby; (c) resolving to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company; and (d) directing that the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby be submitted to the Company’s stockholders for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

3.29 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock and the holders of the Series A Preferred Stock and the Series B Preferred Stock, voting together with the Company Common Stock, are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby.
3.30 Personnel. Section 3.30 of the Company Disclosure Schedule lists the names of all current directors, officers and employees of the Company, setting forth the job title of, and salary (including bonuses and commissions) payable to each such Person. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the employment of each of the Company’s employees is “at will.” Other than personnel in discrete field operations related to the Oil and Gas Interests, the Company has no agreement with any independent contractors or consultants. Except as set forth in Section 3.30 of the Company Disclosure Schedule, the Company does not have any obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such employees any severance benefits in connection with their termination of employment or service. In addition, no severance pay will become due to any of the Company employees under the Company agreement, plan or program as a result of the transactions set forth in this Agreement.
3.31 Third-Party Consents. Except as set forth under Section 3.31 of the Company Disclosure Schedule, no Approval is needed from any third party in order to effect the Merger or any of the other transactions contemplated hereby or to ensure that the Company’s rights under any contract, license, agreement, permit, approval or other rights remain in full force and effect after the consummation of the transactions contemplated hereby.
3.32 Product Warranties; Defects; Liabilities. Each product manufactured, sold, licensed, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, if any.
3.33 Related Party Transactions. No employee, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued but unpaid salary, bonus or travel expenses incurred in the ordinary course of business and consistent with past practice). Except as set forth in Section 3.33 of the Company Disclosure Schedule, to the Company’s knowledge, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that the employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as set forth in Section 3.33 of the Company Disclosure Schedule, no member of the immediate family of any officer or director of the Company is directly interested in any material contract or agreement with the Company.
3.34 Brokers or Finders; Professional Fees. Except as set forth in Section 3.34 of the Company Disclosure Schedule, no agent, broker, investment banker or other Person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

3.35 Imbalances. The Oil and Gas Interests of the Company do not have and are not burdened by an aggregate net overproductive or underproductive imbalance or transportation imbalance, which could reasonably be expected to have a Material Adverse Effect on the Company.
3.36 Preferential Purchase Rights. None of the Oil and Gas Interests of the Company are subject to any preferential purchase or similar right which would become operative as a result of the transactions contemplated by this Agreement.
3.37 No Tax Partnerships. The Oil and Gas Interests of the Company are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended.
3.38 Royalties. The Target Companies have paid all royalties, overriding royalties and other burdens on production due by the Target Companies with respect to the Oil and Gas Interests of the Company, the non payment of which could reasonably be expected to have a Material Adverse Effect on the Company.
3.39 Representations Complete. None of the representations or warranties made by the Company in this Agreement or the agreements contemplated hereby, nor any document, written information, statement, financial statement, schedule (including the Company Disclosure Schedule), certificate (including any stockholder certificate) or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives to Parent or Merger Sub pursuant hereto or thereto in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that, as of the date of this Agreement, except as set forth in the Parent Disclosure Schedule attached as Schedule 3 (“Parent Disclosure Schedule”):
4.1 Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on the Parent. Neither Parent nor Merger Sub is in violation of any of the provisions of its Articles of Incorporation, or Bylaws or equivalent organizational documents.
4.2 Authority.
(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming valid execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub.

(b) The execution, delivery and performance of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any Law applicable to Parent, its Subsidiaries, its Assets and Properties or its Subsidiaries’ Assets and Properties, or conflict with or result in any conflict with, breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or the loss of a material benefit under, or result in the creation of a Lien on any of the Assets and Properties of Parent or its Subsidiaries pursuant to (i) any provision of the Articles of Incorporation or Bylaws of Parent or its Subsidiaries; or (ii) the Parent Bank Credit Agreement or any other contract to which Parent or any of Parent’s Subsidiaries is a party or by which Parent, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties may be bound or affected.
(c) Other than the approval of the Board of Directors of Parent received prior to the execution of this Agreement, no Approval is required to be obtained by Parent in connection with the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.
4.3 SEC Documents; Financial Statements. Parent has filed with the SEC all forms and other documents (including exhibits and other information incorporated therein) required to be filed by it since January 1, 2007 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of the Parent Companies as of their respective dates and the consolidated results of operations, the consolidated cash flows and consolidated changes in stockholders’ equity of the Parent Companies for the periods presented therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Parent Companies have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hein + Associates LLP is an independent public accounting firm with respect to the Parent and has not resigned or been dismissed as independent public accountants of the Parent.

4.4 Litigation. There is no Action or Proceeding pending against Parent or any of its Subsidiaries or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of its or their respective officers, employees or directors that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement; that could have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; or that could have a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of its Subsidiaries, or, to the knowledge of Parent, any of their respective directors or officers (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement; that would have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement; or that could have a Material Adverse Effect on Parent.
4.5 Brokers or Finders; Professional Fees. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, no agent, broker, investment banker or other firm or Person is, or will be, entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.
4.6 Disclosure Controls and Procedures. Since January 1, 2007, the Parent has had in place “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed and maintained to ensure in all material respects that
(a) transactions are executed in accordance with management’s general or specific authorizations,
(b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets,
(c) access to assets is permitted only in accordance with management’s general or specific authorization,
(d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences,
(e) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and
(f) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. Parent’s disclosure controls and procedures ensure that information required to be disclosed by Parent in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

4.7 No Vote Required. No vote of the holders of outstanding shares of the Parent Common Stock is necessary in order to approve this Agreement, the Merger and the transactions contemplated hereby, and the approval thereof by the Board of Directors of Parent is the only approval necessary for the Company to enter into this Agreement and undertake the Merger and the transactions contemplated herein.
4.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any Person or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.
4.9 Compliance with Laws. Parent is in compliance and has conducted its business and operations so as to comply with all applicable Laws, except where the failure to have so complied or conducted such business would not have a Material Adverse Effect on Parent. There are no Orders (whether rendered by a court or administrative agency or by arbitration) and, to Parent’s knowledge, no basis currently exists for any Orders against Parent, its Subsidiaries, any of its Assets and Properties or any of its Subsidiaries’ Assets and Properties, and none are pending or, to the knowledge of Parent, threatened, the existence or imposition of which would have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries has received any oral or written notice from any Governmental Entity of any violation of Laws that has not been resolved. Parent has all Government Licenses (each of which is in full force and effect) necessary for the conduct of its business, except where the failure to have, or to have maintained in full force and effect, any such Government License would not have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Government Licenses, except where the failure to be in compliance would not have a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has made all filings and registrations and the like necessary or required by Law to be filed by Parent or such Subsidiary to conduct its business, except where the failure to have so filed would not have a Material Adverse Effect on Parent. There is not now pending, or, to Parent’s knowledge, is there threatened, any Action or Proceeding against Parent or any of its Subsidiaries before any Governmental Entity with respect to the Government Licenses, nor is there any issued or outstanding written notice, order or complaint with respect to the violation by Parent or any of its Subsidiaries of the terms of any Government License or any rule or regulation applicable thereto, which if resolved adversely to Parent or any such Subsidiary would have a Material Adverse Effect on Parent.
4.10 No Defaults. Neither Parent nor any of its Subsidiaries is, and has not received oral or written notice that it is or would be with the passage of time (x) in violation of any provision of its Articles of Incorporation or Bylaws; or (y) in default or violation of (a) any term, condition or provision of any Order applicable to it, or (b) any term or condition of any agreement, note, mortgage, indenture, contract, lease, instrument, Law or Permit to which it is a party or by which Parent, its Subsidiaries or its respective Assets and Properties may be bound if such violation or default would cause a Material Adverse Effect on Parent.

4.11 Conduct in the Ordinary Course. Since December 31, 2008, Parent has conducted its business in the ordinary course and there has not occurred:
(a) Any Material Adverse Effect on Parent not reflected in Parent Financial Statements, including any Liabilities or obligations, other than changes in the ordinary course of business;
(b) Any damage, destruction or loss, whether covered by insurance or not, that individually or in the aggregate would have a Material Adverse Effect on Parent; or
(c) Any agreement or arrangement made by Parent to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Section 4.10 untrue or incorrect as of the date when made.
4.12 Absence of Undisclosed Liabilities. There are no liabilities of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which would be required to be disclosed in a balance sheet (or in the notes thereto) prepared in accordance with GAAP that, individually or in the aggregate have had, or are reasonably likely to have, or result in, a Material Adverse Effect on Parent, other than (a) liabilities disclosed in the Parent Financial Statements; and (b) liabilities under this Agreement or disclosed herein.
4.13 Taxes. Except as have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent:
All Tax returns, statements, reports and forms (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any taxable period ending on or before the Closing Date, by or on behalf of any of the Parent Companies (collectively, the “Parent Returns”), have been or will be properly completed and filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing Date (other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements) have been or will be paid on or before such date. The audited consolidated financial statements of the Parent Companies of even date with the Company Financial Statements (the “Parent Financial Statements”) fully accrue all actual and contingent liabilities for all unpaid Taxes with respect to all periods (or portions of such periods) through December 31, 2008 and the Parent Companies have not and will not incur any Tax liability materially in excess of the amount reflected on the Parent Financial Statements (whether or not reflected as payable on any Tax return that has been filed) with respect to such periods (or portions of such periods). The Parent Companies have not and will not incur any Tax liability for periods (or portions of periods) after December 31, 2008 through the Closing Date other than in the ordinary course of business. The Parent Companies have withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. The Parent Companies have not been granted any extension or waiver of the limitations period applicable to any Parent Returns. There is no claim, audit, action, suit, proceeding, or investigation now pending or, or to Parent’s knowledge, threatened against or with respect to any Parent Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Parent, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority. There is no agreement, contract or arrangement to which any Parent Company is a party that could, individually or collectively, result in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 404 of the Code. None of the Parent Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of federal Law as a result of being a member of a group filing consolidated Tax returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than a Parent Company nor does any Parent Company owe any amount under any such agreement. The Parent has previously provided or made available to Company true and correct copies of all the Parent Returns filed through the date of this Agreement. The Parent will make available to Company all Parent Returns filed after the date of this Agreement, all work papers with respect to Parent Returns, and all Tax opinions and memoranda with respect to Taxes owed or potentially owed by the Parent, all other Tax data and documents reasonably requested by the Company. Except as may be required as a result of the consummation of the transactions set forth herein, none of the Parent Companies has been and or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the consummation of the transactions set forth herein.
ARTICLE 5.
CONDUCT PRIOR TO THE EFFECTIVE TIME
5.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company agrees (unless Parent shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities and Taxes when due consistent with the Company’s past practices, to pay or perform other obligations when due consistent with the Company’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), and, to use its reasonable commercial efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its present relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement, none of the Target Companies shall, without the prior written consent of Parent, take, or agree in writing or otherwise to take, any of the following actions:
(a) (i) amend its Articles of Incorporation, Bylaws or other organizational documents; (ii) adjust, split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities (other than shares of Company Common Stock issued pursuant to the exercise of any Company Warrants outstanding on the date of this Agreement); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person (other than the Merger); (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(b) (i) acquire any corporation, partnership or other business entity or any interest therein (other than interests in joint ventures, joint operation or ownership arrangements or tax partnerships acquired in the ordinary course of business); (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any Oil and Gas Interests of the Company, or any other assets that have an aggregate value in excess of $50,000 at the time of such sale, lease, sublease, transfer or disposition (except that this clause shall not apply to the sale of Oil and Gas in the ordinary course of business); (iii) farm-out any Oil and Gas Interest of the Company or interest therein; (iv) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Company Subsidiary); (v) make any loans, advances or capital contributions to, or investments in, any Person (other than advances in the ordinary course of business); (vi) enter into any Company Contract or any other agreement not terminable by any of the Target Companies upon notice of 90 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;
(c) (i) incur any indebtedness for borrowed money; (ii) make any capital expenditure in excess of $10,000 for any individual item or $50,000 in the aggregate, except if the expenditure relates to a currently existing obligation of the Company or any of its Subsidiaries (all of which are disclosed in Section 3.3(a) of the Disclosure Schedule) or is necessary to protect human life, property or the environment in the event of an emergency; (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;
(d) knowingly engage in any practice, knowingly take any action or knowingly permit by inaction any of the representation and warranties contained in Article 3 to become untrue;
(e) voluntarily resign, transfer or otherwise relinquish any right it has as of the date of this Agreement, as operator of any Oil and Gas Interest of the Company, except as required by Law, regulation or contract.

(f) (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person; (ii) amend or extend any such plan, arrangement or agreement referred to in clauses (1), (2) or (3) of clause (i); (iii) except for payments made pursuant to any agreement or arrangement described in the Company Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof) to, or forgive any indebtedness of, any employee or consultant of any of the Target Companies; or (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
(g) Create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Liens.
(h) The Target Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in the Company Disclosure Schedules; (iii) pay all Taxes, assessment and other governmental charges imposed upon any of their Assets or Properties or with respect to their business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and that by Law have or may become a Lien upon any of the Assets or Properties prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; (v)comply in all material respects with the requirements of all applicable Laws and orders of any Governmental Entity, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Company Contracts, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Company will not be in violation of this Section 5.1(h) if any of the Target Companies incurs obligations for penalties and interest in connection with gross production Tax reporting in the ordinary course of business; and provided further, however, that the Target Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable Law or order or any Company Contract if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.
(i) The Target Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on the Company.
(j) The Target Companies will operate, maintain and otherwise deal with the Oil and Gas Interests of the Company in accordance with good and prudent oil and gas field practices and in accordance with all applicable oil and gas leases and other contracts and agreements and all applicable Laws.

5.2 No Solicitation.
(a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 9, except as specifically permitted in Section 5.2(c), Section 5.2(e) or Section 5.2(f)(ii), the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or the Company Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of the Company Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or the Company Subsidiaries to, any Person that has made or, to the knowledge of the Company, may be considering making any Acquisition Proposal or otherwise in connection with an Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract with respect to any Company Common Stock or any properties or assets of the Company or the Company Subsidiaries; (iv) approve, endorse or recommend any Acquisition Proposal; (v) enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or (vi) take any action to exempt or make not subject to any state takeover statute or state Law that purports to limit or restrict Business Combinations or the ability to acquire or vote shares, any Person (other than Parent and the Parent Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.
(b) Except as specifically permitted in Section 5.2(c) and Section 5.2(d), the Company shall, and shall cause each of the Company Subsidiaries and instruct the Company Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform the Company Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.2.
(c) Notwithstanding anything in this Section 5.2 or elsewhere in this Agreement to the contrary, prior to obtaining the Required Company Vote, nothing in this Agreement shall prevent the Company or its Board of Directors from:
(i) after the date of this Agreement, engaging in discussions or negotiations with, or furnishing or disclosing any information or data relating to, the Company or any of the Company Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of the Company Subsidiaries to, any Person who has made a bona fide written and unsolicited Acquisition Proposal after the date hereof if the Company’s Board of Directors determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as (x) the Company’s Board of Directors has acted in good faith and determined (A) after consultation with its financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws; and (y) the Company (A) enters into a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement and (B) has previously disclosed or concurrently discloses or makes available the same information to Parent as it makes available to such Person in accordance with Section 5.2(d); and

(ii) subject to compliance with Section 5.2(c)(i), entering into a definitive agreement with respect to a Superior Proposal (and taking any action under any state takeover Law in connection with such Superior Proposal), but only so long as the Company’s Board of Directors, acting in good faith has (I) approved such definitive agreement, (II) determined, after consultation with its financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal, and (III) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws, and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Sections 9.1(g) and 9.2(b).
(d) If the Company or any of the Company Subsidiaries or the Company Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 5.2, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.
(e) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Superior Proposal or (ii) enter into any agreement in principle or understanding or a contract relating to a Superior Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Sections 9.1(g) and 9.2(b).
(f) Notwithstanding anything to the contrary in this Section 5.2 or elsewhere in this Agreement, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Merger and this Agreement by the Board of Directors of the Company at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws, and (iii) the Board of Directors of the Company may take any action described in Section 5.2(a)(iii) or (vi) if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the Company and the stockholders of the Company under applicable Laws.

ARTICLE 6.
ADDITIONAL AGREEMENTS
6.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.
(a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus shall be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related Laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus or any Other Filing or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.1(a) to comply in all material respects with all applicable requirements of Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement.
(b) The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger (subject to the terms of Section 6.2 hereof).

6.2 Meeting of Company Stockholders.
(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with the NRS and the Company’s Articles of Incorporation, as may be amended, and Bylaws, as may be amended (the “Company Charter Documents”) to convene the Company Stockholders’ Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 6.2(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NRS to be obtained. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders’ Meeting are solicited, in compliance with the NRS, the Company Charter Documents, and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.
(b) Subject to the terms of Section 6.2(c) hereof: (i) the disinterested members of the Board of Directors of the Company shall unanimously recommend that the Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders’ Meeting (the “Company Proposal”); (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of and adopt and approve the Company Proposal; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company in favor of the Company Proposal. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous by the disinterested members of the Board of Directors.
(c) Notwithstanding the foregoing, nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger and the Company Proposal if (i) a Superior Proposal (as defined in Section 5.2 hereof) is made to the Company and is not withdrawn; (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.2 hereof; and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary duties to the Company and the Company’s stockholders under applicable Law; provided, however, that prior to any commencement thereof the Company shall have given Parent at least seventy two (72) hours notice thereof and the opportunity to meet with the Company and its counsel.

6.3 Access to Information.
(a) Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Company shall (i) give Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access, during business hours, to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location; (ii) permit Parent and Merger Sub to make such inspections as they may require; (iii) cause its officers to furnish Parent and Merger Sub such financial, operating, technical and product data, and other information with respect to the business and Assets and Properties of the Company as Parent and Merger Sub from time to time may reasonably request, including financial statements and schedules; (iv) allow Parent and Merger Sub the opportunity to interview such employees and other personnel and Affiliates of the Company with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed; and (v) assist and cooperate with Parent and Merger Sub in the development of integration plans for implementation by Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 6.3(a) shall affect or be deemed to modify any representation or warranty made by the Company herein. Materials furnished to Parent pursuant to this Section 6.3(a) may be used by Parent for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby.
(b) Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice, the Parent shall (i) give the Company and its respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access, during business hours, to all buildings, offices, and other facilities and to all Books and Records of the Parent and Merger Sub, whether located on the premises of the Parent or at another location; (ii) permit the Company to make such inspections as it may require; (iii) cause its officers to furnish the Company such financial, operating, technical and product data, and other information with respect to the business and Assets and Properties of the Parent and Merger Sub as the Company from time to time may reasonably request, including financial statements and schedules; and (iv) allow the Company the opportunity to interview such employees and other personnel and Affiliates of the Parent with the Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that no investigation pursuant to this Section 6.3(b) shall affect or be deemed to modify any representation or warranty made by the Parent or Merger Sub herein.
6.4 Confidentiality. The parties acknowledge that Parent and Company have previously executed a Mutual Non-Disclosure and Non-Circumvention Agreement, dated as of December 18, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
6.5 Expenses. Subject to Section 9.2(b) of this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees.

6.6 Public Disclosure. Unless otherwise required by applicable Law (including federal and state securities Laws) prior to the Effective Time, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by the Company unless approved by Parent prior to release, acting reasonably; provided, however, that the Company shall be permitted to disclose to its customers and other working interest owners in the Company’s Oil and Gas Interests those terms and conditions that have been previously disclosed by Parent or the Company in any public announcement or press release.
6.7 Approvals. Each of Parent and the Company shall use all commercially reasonable efforts required to obtain all Approvals required of it from Governmental Entities to consummate the Merger, and the Company shall use all commercially reasonable efforts required to obtain Approvals from or under any of the Company Contracts or other agreements as may be required in connection with the Merger (all of which Approvals with respect to the Company are set forth in the Company Disclosure Schedule), so as to preserve all rights of and benefits to the Company thereunder and Parent shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.
6.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date; and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.
6.9 Voting Agreement/Irrevocable Proxies. The Company shall cause Richard Dole, David Collins, Wayne Beninger, Gerald Agranoff and Richard Majeres to execute and deliver to Parent a Voting Agreement (including Irrevocable Proxy) in the form of Exhibit A hereto concurrently with the execution of this Agreement.
6.10 Affiliate Agreement. Section 6.10 of the Company Disclosure Schedule contains a complete and accurate list of those persons who may be deemed to be, in the Company’s reasonable judgment, “affiliates” of the Company within the meaning of Rule 145 promulgated under the Securities Act (each, a “Company Affiliate” and collectively, the “Company Affiliates”). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of any applicable Lock-Up Agreement.

6.11 Indemnification.
(a) From and after the Effective Time, Parent shall assume, and shall cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by applicable Law.
(b) At or prior to the Effective Time, Parent will purchase a policy of directors’ and officers’ insurance, or a “tail” policy under the Company’s existing directors’ and officers’ insurance policy, in either case that (i) provides a minimum coverage level of $10,000,000, (ii) has an effective term of six (6) years from the Effective Time, (iii) covers only those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof and only for actions and omissions occurring on or prior to the Effective Time, and (iv) contains terms and conditions (including, without limitation, coverage amounts) that are no less favorable in the aggregate than the terms and conditions of the Company’s existing directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that in no event shall the Parent or the Surviving Corporation be required to expend pursuant to this Section 6.11(b) more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Parent or the Surviving Corporation shall purchase as much coverage as possible for such amount.
(c) This Section 6.11 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.11.
(d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its Assets and Properties to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.11.

6.12 Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any material payment or material commercial concession to any third party as a condition to obtaining any required Third-Party Consent or approval of any third party. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
6.13 Listing of Additional Shares. Prior to the Effective Time, Parent shall file with the NASDAQ Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issuable upon conversion of the Company Capital Stock in the Merger and upon exercise of the Assumed Warrants.
6.14 Notices. The Company shall give all notices and other information required to be given to the employees of the Company under any employment agreement or other applicable Law in connection with the transactions provided for in this Agreement.
6.15 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock in connection with the Merger. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky Laws of all jurisdictions that are applicable in connection with the issuance of Parent Common Stock.
6.16 Parent Board of Directors. At the Effective Time, Parent shall cause one additional Director as selected by the then existing members of the Company’s Board of Directors, and approved by Parent (such approval not to be unreasonably withheld), to be elected to the board of directors of Parent. This individual will have experience in the oil and gas industry apart from any oil and gas industry experience that he or she may have had as an employee or director of the Company. Parent shall nominate that individual for election for a one year term by Parent’s stockholders at the Parent’s 2009 Annual Meeting of Stockholders. If a Company director candidate is not identified and accepted by Parent by March 31, 2009, then the director candidate will not be accepted or appointed to the Parent’s board of directors until after Parent’s 2009 Annual Meeting of Stockholders, at which time the director candidate will be so accepted and appointed, and Parent will nominate that individual for election to a one year term by the Parent’s stockholders at Parent’s 2010 Annual Meeting of Stockholders.

6.17 Working Capital Statement. Within five (5) Business Days before the scheduled Closing Date, Company will prepare, or cause to be prepared, and deliver to Parent an unaudited statement (the “Pre-Closing Working Capital Statement”), which shall set forth the Company’s calculation of Working Capital as of the date five (5) Business Days before the scheduled Closing Date (the “Pre-Closing Working Capital”). The Pre-Closing Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with Company’s preparation of its consolidated balance sheet and in accordance with the formula set forth on Schedule 4 attached hereto. Upon receipt from the Company, Parent shall have two (2) Business Days to review the Pre-Closing Working Capital Statement (the “Review Period”). If Parent disagrees with Company’s computation of the Pre-Closing Working Capital, Parent may, on or prior to the last day of the Review Period, deliver a notice to Company (the “Notice of Objection”), which sets forth its objections to Company’s calculation of Pre-Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the standards set forth in Schedule 4 or in this Section 6.17 for the preparation of the Pre-Closing Working Capital Statement and (ii) mathematical errors in the computation of the Pre-Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which Parent disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Parent’s calculation of the Pre-Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, Parent shall be deemed to have agreed with Company’s calculation of all other items and amounts contained in the Pre-Closing Working Capital Statement. Unless Parent delivers the Notice of Objection to Company within the Review Period, Parent shall be deemed to have accepted Company’s calculation of Pre-Closing Working Capital and the Pre-Closing Working Capital Statement shall be final, conclusive and binding. If the Parent delivers the Notice of Objection to the Company within the Review Period, the Parent and the Company shall, during the two (2) days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts in good faith to reach agreement on the disputed items and amounts in order to determine the amount of Pre-Closing Working Capital. In the event of any unresolved, good faith dispute, then the Parent and the Company shall split the difference equally and reduce the Pre-Closing Working Capital by 50% of the total disputed amount; provided, however, if such disputed amount equals or exceeds $250,000 and the parties are unable to resolve the dispute, then the parties agree to extend the Closing Date for a period of thirty (30) days and submit the calculation of the Pre-Closing Working Capital to a mutually agreeable independent public accounting firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in this Section 6.17 and Schedule 4. If issues are submitted to the Independent Accountants for resolution, Parent and the Company shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants. The determination by the Independent Accountants, as set forth in a notice to be delivered to both Parent and the Company within fifteen (15) Business Days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Final Working Capital. Parent and the Company will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination. “Final Working Capital” means the Pre-Closing Working Capital (i) as shown in the Pre-Closing Working Capital Statement delivered by Company to Parent pursuant to this Section 6.17, if no Notice of Objection with respect thereto is timely delivered by Parent to the Company; or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Parent and Company pursuant to this Section 6.17, or (B) in the absence of such agreement, (I) as calculated in accordance with this Section 6.17 if the disputed amount is less than $250,000, or (II) as determined by the Independent Accountants, if the disputed amount is equal to or greater than $250,000.
6.18 Section 16 Matters. Prior to the Closing Date, Parent and the Company, and their respective Boards of Directors, shall use their commercially reasonable efforts to take all actions to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE 7.
CONDITIONS TO THE MERGER
7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a) Governmental and Regulatory Approvals. Approvals from any Governmental Entity (if any) necessary for the consummation of the Merger shall have been obtained.
(b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made by Parent or if Parent were to agree to limitations on its business activities or operations. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.
(c) Stockholder Approval. The Merger shall have been approved by the requisite vote of the Company’s stockholders in accordance with the NRS and the Company’s Charter Documents.
(d) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.
(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued in the Merger and upon exercise of the Company Warrants shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

7.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.
(b) Performance. Parent and Merger Sub shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Merger Sub on or before the Closing Date.
(c) Officers’ Certificates. Parent and Merger Sub shall have delivered to the Company certificates, dated the Closing Date and executed by their respective President and/or Chief Financial Officers, substantially in the forms set forth in Exhibit D-1 hereto, and certificates, dated the Closing Date and executed by the Secretary of Parent and Merger Sub, substantially in the forms set forth in Exhibit D-2 hereto.
(d) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of Parent Company that would have or would be reasonably likely to have a Material Adverse Effect on the Parent.
(e) Borrowing Base. The Parent Bank Credit Agreement shall have a revolving credit facility in full force and effect with a borrowing base thereunder of not less than $40 million.
(f) Parent Closing Stock Price. The Parent Closing Stock Price shall not be less than $3.00.
7.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:
(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, without regard to any updated disclosure set forth on the Company Disclosure Schedule after date hereof; provided, however, that any representation or warranty made as of a specified date earlier than the Closing Date shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

(b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Closing Date.
(c) Officers’ Certificates. The Company shall have delivered to Parent a certificate, dated the Closing Date and executed by its President and Chief Financial Officer, substantially in the form set forth in Exhibit E-1 hereto, and a certificate, dated the Closing Date and executed by the Secretary of the Company, substantially in the form set forth in Exhibit E-2 hereto.
(d) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations, business, properties or prospects of any of the Target Companies that would have or would be reasonably likely to have a Material Adverse Effect on the Company.
(e) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the Approvals listed in Section 3.31 of the Company Disclosure Schedule except for those Approvals that Parent has identified in writing to the Company that it will not require to be received.
(f) Lock-Up Agreements. Parent shall have received an executed Lock-Up Agreement in the form attached hereto as Exhibit F for each of the stockholders set forth in Section 7.3(f) of the Company Disclosure Schedule.
(g) FIRPTA Compliance. The executed statement in the form of Exhibit C hereto for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) shall have been delivered by the Company to Parent and shall continue to be in full force and effect.
ARTICLE 8.
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Notwithstanding any right of Parent, Merger Sub or the Company (whether or not exercised) to investigate the affairs of Parent, Merger Sub or the Company (whether pursuant to Section 6.3 or otherwise) or a waiver by Parent or the Company of any condition to Closing set forth in Article 7, each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.
ARTICLE 9.
TERMINATION, AMENDMENT AND WAIVER
9.1 Termination. Except as provided in Section 9.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
(a) by mutual agreement of the Company, Parent and Merger Sub;

(b) by Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Mountain Time) on August 31, 2009; provided, however, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or if such party is otherwise in breach of this Agreement or any other condition contemplated hereby; (ii) there shall be a final nonappealable Order of any Governmental Entity in effect preventing consummation of the Merger; or (iii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;
(c) by Parent and Merger Sub, if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity or regulatory authority, that would: (i) prohibit Parent’s or the Merger Sub’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or Merger Sub to dispose of or hold separate all or a portion of the Assets and Properties of the Company as a result of the Merger;
(d) by Parent, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and the Company has not cured such breach within five (5) business days after notice of such breach is delivered to the Company; provided, however, that, no cure period shall be required for a breach that by its nature cannot be cured;
(e) by the Company if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and Parent has not cured such breach within five (5) business days after notice of such breach is delivered to the Parent; provided, however, that no cure period shall be required for a breach that by its nature cannot be cured;
(f) by Parent or the Company, if the Company Proposal shall not have been approved by the requisite votes of the Company’s stockholders in accordance with the NRS at the Company Stockholder Meeting or by written consent;
(g) by the Company, if the Company has received a Superior Proposal in accordance with Section 5.2(c) and paid the termination fee to Parent in accordance with Section 9.2(b); or
(h) by the Company, if the Parent Closing Stock Price is less than $3.00 per share.
9.2 Effect of Termination.
(a) In the event of a valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and, subject to Section 9.2(b), there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, or their respective officers, directors or stockholders or Affiliates; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections 6.5, 6.6, and 9.2 and of Article 10 shall remain in full force and effect and survive any termination of this Agreement.
(b) In the event of a termination of this Agreement by Parent pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(g), the Company shall pay to Parent a termination fee in the amount of Three Hundred Thousand Dollars ($300,000).

9.3 Amendment. Except as is otherwise required by applicable Law after the stockholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.
9.4 Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and the Company may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE 10.
MISCELLANEOUS PROVISIONS
10.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first -class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
If to Parent or Merger Sub to:
Double Eagle Petroleum Co.
1675 Broadway, Suite 2200
Denver, Colorado 80202
Telephone No.: (303) 794-8445
Facsimile No.: (303) 794-8451
Attn: Chief Financial Officer
with a copy to:
Patton Boggs LLP
1801 California Street
Suite 4900
Denver, Colorado 80202
Facsimile No.: (303) 894-9239
Attn: Alan Talesnick, Esq.

If to the Company to:
Petrosearch Energy Corporation
675 Bering Drive
Suite 200
Houston, Texas 77057
Telephone No.: (713) 961-9337
Facsimile No.: (713) 961-9338
Attn: Chief Financial Officer
with a copy to:
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002
Telephone No.: (713) 220-8116
Facsimile No.: (713) 236-0822
Attention: James L. Rice III, Esq.
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery; (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation; (iii) if delivered by mail in the manner described above to the address as provided for in this Section, be deemed given on the earlier of the third Business Day following mailing or upon receipt; and (iv) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.
10.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.
10.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time prior to the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its and the other party’s obligations to consummate the Merger to be satisfied.

10.4 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any other Person other than any Person entitled to indemnity under Section 6.11.
10.5 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
10.6 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
10.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Maryland, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.
10.9 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.

10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
10.11 Specific Performance; Remedies Cumulative. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
10.12 Withholding. Notwithstanding anything to the contrary in this Agreement, the Exchange Agent and Parent shall be entitled to take any steps necessary to withhold any amounts required by Law to be withheld from the transfer and distribution of shares and cash pursuant to this Agreement.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

DOUBLE EAGLE PETROLEUM CO.		PETROSEARCH ENERGY CORPORATION

By:	/s/ Kurtis Hooley	By:	/s/ David Collins
	Name: Kurtis Hooley		Name: David Collins
	Title: Chief Financial Officer		Title: Chief Financial Officer

DBLE ACQUISITION CORPORATION

By:	/s/ Kurtis Hooley
Name: Kurtis Hooley
Title: Chief Financial Officer